Exhibit 99.1

For Immediate Release	For More Information, Contact:
George Lancaster, Hines
George.Lancaster@Hines.com
713-966-7676

HMS Income Fund Makes Two New Portfolio Investments
Company Continues Co-investment Strategy with Main Street Capital Corporation
HOUSTON, July 16, 2015 - HMS Income Fund (“HMS”), a business development company sponsored by Hines, today announced recent direct co-investments in two new portfolio companies totaling $22.7 million led by Main Street Capital Corporation (NYSE: MAIN) ("Main Street"), parent company to the sub-adviser to HMS.

The first investment represented $19.2 million out of a total $48.0 million in invested capital in a leading full service restaurant company that offers a variety of authentic Italian foods.  HMS's investment included a combination of first-lien, senior secured term debt and a direct equity investment.  The company, headquartered in the Southeast, has multiple company owned locations located throughout the United States and various franchised locations globally.

The second investment represented $3.5 million out of a total $17.4 million in invested capital in HW Temps LLC ("HW"). HMS's investment in HW included a first-lien, senior secured term debt investment and a preferred equity investment. HMS and Main Street partnered to facilitate a recapitalization of HW and to support HW’s growth initiatives. In addition, HMS and Main Street are providing HW an undrawn revolving credit facility to support its future growth initiatives and working capital needs. Headquartered in South Easton, Massachusetts and founded in 1980, HW (www.hwstaffing.com) provides temporary staffing and related services primarily to employers in the light industrial, manufacturing, and distribution industries. HW operates in 9 states through 14 branch offices and 10 on-site locations across the northeast and southern U.S.

About HMS Income Fund
HMS is a publicly registered, non-listed business development company sponsored by Hines, an international investment management firm. The primary investment objective of HMS is to generate current income through debt and equity investments in private middle market and lower middle market U.S. companies. Its secondary objective is to generate long-term capital appreciation through equity and equity-related investments. HMS is managed by HMS Adviser LP and is sub-advised by a wholly owned subsidiary of Main Street Capital Corporation (NYSE: MAIN), a publicly traded business development company. To learn more, please visit www.hinessecurities.com.

About Main Street Capital Corporation
Main Street (www.mainstcapital.com) is a principal investment firm that provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street's portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, re-financings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides "one stop" financing alternatives within its lower middle market

Exhibit 99.1

portfolio. Main Street's lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street's middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street's common stock trades on the New York Stock Exchange ("NYSE") under the symbol "MAIN." In addition, Main Street has outstanding 6.125% Notes due 2023, which trade on the NYSE under the symbol "MSCA."

For more information, please read the prospectus, which you can obtain by visiting www.hinessecurities.com or calling Hines Securities, Inc. at 888.446.3773. You should read the prospectus carefully in order to fully understand the objectives, risks, sales charges, fees and expenses of HMS Income Fund before investing or sending money. No offering is made in the State of New York except by a prospectus filed with the Department of Law of the State of New York. A copy of the prospectus must be made available to you in connection with any offering. Neither the Securities and Exchange Commission, the Attorney General of the State of New York nor any other state securities regulator has approved or disapproved of this offering or determined if the prospectus is truthful and complete. Any representation to the contrary is a criminal offense.